Exhibit 10.3.2

Major Client Group

Tel	: (02) 9237 9731	Level 23
Fax	: (02) 9237 9773	255 George Street
SYDNEY NSW 2000

13th July 2004

The Directors

Channell Bushman Pty Limited

ACN 109 821 614

Suite 5, 391 Park Road

Regents Park NSW 2143

Dear Sirs,

BANKING FACILITIES

Further to our recent discussions we are pleased to advise that National Australia Bank Limited ABN 12 004 044 937 (the Bank) has agreed to provide the facilities (each a Facility and collectively the Facilities) described below to Channell Bushman Pty Limited ACN 109 821 614 (the Company) and its subsidiaries and related companies specified in the Annexure E Schedule to this letter (collectively the Group and each a Group Member).  The word Borrower used in this letter means the Company, the Group, each Group Member and the Participating Companies, individually and collectively as the context permits and unless otherwise specified.

The Facilities are offered subject to the terms and conditions of this letter of offer and the normal conditions applicable to Bank facilities of this sort and this letter of offer supersedes all prior understandings and agreements between the Bank and the Borrower, whether written or oral, unless specified in this letter of offer.

NATIONAL DEBTOR FINANCE FACILITY

Participating Companies:	Bushmans Group Pty Limited ACN 090 744 022

Limit:	$2,000,000 (Two million dollars).

Purpose:	To cover financial requirements of the day to day operations of the Borrower.

Facility Fee:	1.25% per annum, charged monthly. This fee is calculated on the Limit or peak debt, whichever is the greater.

Interest:

The 30 day BBSY bid rate shown at approximately 10.10 am (Sydney time) on page “BBSY on the Reuters Monitor System” on the day the facility is drawn and then monthly thereafter, plus a margin of 1.25%.

The BBSY Rate is currently 5.47% per annum, variable.

Interest is payable monthly in arrears on the last business day of each month, and will be debited to the Participating Company’s account.

Establishment Fee:	Nil

Expiry Date:	31st July 2005. The availability of this Facility and its repayment are at all times at the Bank’s discretion.

Conditions:	The terms contained in the Annexure F, Debtor Finance Facility Agreement (“Agreement”)- Terms attached to this letter of offer.

Fundamentally, the Agreement sets out the procedure and conditions for the future sale to the Bank of debts arising out of your business. Under the Agreement, you may from time to time offer to sell the Bank debts by delivering an offer document called an Invoice Statement. It is then up to the Bank, in its discretion, whether or not to accept your offer.

The Agreement sets our all the terms and conditions of the facility. The terms of this letter are in addition to the Agreement.

BILL ACCEPTANCE/DISCOUNT FACILITY – ACQUISITION FUNDING

Participating Companies:	Channell Bushman Pty Limited ACN 109 821 614

Limit:	$8,000,000 (Eight million dollars).

Purpose:	To assist with the acquisition of the Bushman’s Group of Companies.

Utilisation:

The Participating Companies may present Bills to the Bank for acceptance and discounting by the Bank at the Discount Rate. The Participating Companies may select the drawdown date and rollover periods for the Bills which may be for periods of between 30 and 180 days or any other period that the Bank in its discretion permits. Each Bill presented for acceptance/discount is to have a face value of $100,000 (one hundred thousand dollars) and a maturity date no later than the Expiry Date.

Discount Rate:

The Discount Rate means the rate (expressed as a percentage yield to maturity and rounded upwards to the nearest two decimal places) which is the bid rate shown at approximately 10.10 am (Sydney time) on page BBSY on the Reuters Monitor System on the day the Bills are to be discounted for Bills of like amounts and tenors. If such rate is not available or if, in the Bank’s reasonable opinion the rate becomes inappropriate, the Discount Rate will be the rate reasonably determined by the Bank to be the appropriate equivalent rate, having regard to prevailing market conditions.

Establishment Fee:	1.25% of the facility limit.

Activation Fee:	1.40% per annum, payable upon activation and calculated on the face value and term of Bills accepted/discounted by the Bank.

Line Fee:	0.50% per annum on the Limit, payable half yearly in advance from initial draw down date.

Roll Fee:	$150 per Bill role/negotiation.

Expiry Date:	31st July 2009

Fixed Rate Option:

(a)           The Company may request that the Discount Rate applicable to the whole or any part of this Facility be fixed for a period of up to five years with effect from a specified date being the rollover date or the date of initial drawdown and terminating on or before the Expiry Date.

(b)           Subject to the availability of funds and the appropriateness of the period selected, the Bank will quote a fixed Discount Rate as at the rollover date or the date of drawdown, and a time by which the quote must be accepted. If the Company accepts that quote within that time, the quoted fixed Discount Rate will apply to Bills drawn by any Participating Company and accepted and discounted by the Bank during the selected period.

(c)           Bills drawn, accepted and discounted under this fixed rate option will have a term of 90 days.

Repayments:	The facility is to reduce by $400,000 (Four hundred thousand dollars) each September, December, March and June until cleared in full.

Conditions:

The terms contained in the Annexure D, Bill Acceptance / Discount Facility - Terms attached to this letter of offer and (as applicable) in the Bank’s Fixed Rate Bill Facility Letter dated on or about the date of this letter of offer will also apply.

BILL ACCEPTANCE/DISCOUNT FACILITY – EARN-OUT FUNDING

Participating Companies:	Channell Bushman Pty Limited ACN 109 821 614

Limit:	$1,750,000 (One million seven hundred and fifty thousand dollars).

Purpose:	To fund the ‘Earn-Out’ associated with the acquisition of the Bushman’s group of companies.

Utilisation:

The Participating Companies may present Bills to the Bank for acceptance and discounting by the Bank at the Discount Rate. The Participating Companies may select the drawdown date and rollover periods for the Bills, which may be for periods of between 30 and 180 days or any other period that the Bank in its discretion permits. Each Bill presented for acceptance/discount is to have a face value of $100,000 (one hundred thousand dollars) and a maturity date no later than the Expiry Date.

Discount Rate:

The Discount Rate means the rate (expressed as a percentage yield to maturity and rounded upwards to the nearest two decimal places) which is the bid rate shown at approximately 10.10 am (Sydney time) on page BBSY on the Reuters Monitor System on the day the Bills are to be discounted for Bills of like amounts and tenors. If such rate is not available or if, in the Bank’s reasonable opinion the rate becomes inappropriate, the Discount Rate will be the rate reasonably determined by the Bank to be the appropriate equivalent rate, having regard to prevailing market conditions.

Establishment Fee:	1.25% of the facility limit.

Activation Fee:	1.40% per annum, payable upon activation and calculated on the face value and term of Bills accepted/discounted by the Bank.

Line Fee:	0.50% per annum on the Limit, payable half yearly in advance from initial draw down date.

Expiry Date:	31st July 2009

Repayments:

Subject to the additional conditions detailed below and draw down of the facility, commencing the 30th June 2005 the facility is to reduce by $63,000 (Sixty three thousand dollars) each September, December, March and June until cleared in full. Should the second drawing be made the facility repayments are to increase to $146,000 (One hundred and forty six thousand dollars) each September, December, March and June until cleared in full.

Conditions:

Initial drawn down in July 2005 will only be permitted if net sales for the financial year ending June 2005 achieve $45,650,000.

Second drawing in July 2006 will only be permitted is net sales for the financial year ending June 2006 achieves $50,215,000.

The terms contained in the Annexure D, Bill Acceptance / Discount Facility - Terms attached to this letter of offer will also apply.

BILL ACCEPTANCE/DISCOUNT FACILITY – CAPEX FUNDING

	Participating Companies:	Channell Bushman Pty Limited ACN 109 821 614

Limit:	Year One :	$2,500,000 (Two million five hundred thousand dollars) until 30th June 2005 then, subject to ‘Special Conditions’ detailed below:

	Year Two :	$4,500,000 (Four million five hundred thousand dollars) until 30th June 2006 then, subject to ‘Special Conditions’ detailed below:

	Year Three	$6,000,000 (Six million dollars).

	Purpose:	To fund capital expenditure for the Bushman’s group of companies.

Utilisation:

The Participating Companies may present Bills to the Bank for acceptance and discounting by the Bank at the Discount Rate. The Participating Companies may select the draw down date and roll over periods for the Bills which may be for periods of between 30 and 180 days or any other period that the Bank in its discretion permits. Each Bill presented for acceptance/discount is to have a face value of $100,000 (one hundred thousand dollars) and a maturity date no later than the Expiry Date.

Discount Rate:

The Discount Rate means the rate (expressed as a percentage yield to maturity and rounded upwards to the nearest two decimal places) which is the bid rate shown at approximately 10.10 am (Sydney time) on page BBSY on the Reuters Monitor System on the day the Bills are to be discounted for Bills of like amounts and tenors. If such rate is not available or if, in the Bank’s reasonable opinion the rate becomes inappropriate, the Discount Rate will be the rate reasonably determined by the Bank to be the appropriate equivalent rate, having regard to prevailing market conditions.

	Establishment Fee:	1.25% of the facility limit.

Activation Fee:	1.40% per annum, payable upon activation and calculated on the face value and term of Bills accepted/discounted by the Bank.

Line Fee:	0.50% per annum on the Limit, payable half yearly in advance from initial draw down date.

Expiry Date:	31st July 2009

Special Conditions:

Eligibility to drawn down Facility Limit Year Two will only be permitted if 1) net sales for the financial year ending June 2005 are greater than $45,000,000 (forty five million dollars) and EBIT (Earnings before interest and tax) is greater than $3,000,000 (three million dollars).

Eligibility to drawn down Facility Limit Year Three will only be permitted if 1) net sales for the financial year ending June 2005 are greater than $49,000,000 (forty nine million dollars) and EBIT (Earnings before interest and tax) is greater than $4,000,000 (four million dollars).

The terms contained in the Annexure D, Bill Acceptance / Discount Facility - Terms attached to this letter of offer will also apply.

TREASURY FACILITIES

In addition to the above facilities, the Bank’s Treasury Operations have been allocated the necessary authority to quote for the Company’s risk management requirements.  Such facilities will remain uncommitted.

SECURITY

The documentation required by the Bank as security for the Facilities is set out in the Schedule and must be provided in a form and substance acceptable to the Bank.

CONDITIONS SUBSEQUENT

In the period up to and including the Financial Assistance Satisfaction Date, the Borrower must not drawdown any funds or request any other advances under the Facilities for a purpose connected or associated, directly or indirectly, with the acquisition of the shares or issued capital of the Bushman’s Group of Companies without obtaining the prior written consent of the Bank.

If for any reason the requirements of sections 260A and 260B of the Corporations Act in connection with the financial assistance to be provided for the acquisition of the shares and issued capital of the Bushman’s Group of Companies have not been satisfied by the Financial Assistance Satisfaction Date, an Event of Default shall be deemed to have occurred and all the Money Owing under the Facilities shall become immediately due and payable on demand by the Bank.

REVIEW DATE

All Facilities are subject to annual review by 31st July 2005.  If the Bank decides to extend one or all of the Facilities, it may do so on whatever terms it thinks fit, in its absolute discretion after consulting with the Company and will notify the Company accordingly.

GENERAL

In addition to the normal banking terms and conditions applicable to the Facilities, the special terms and conditions set out in the following annexures will also apply:

Annexure	Title

A	General Terms and Conditions
B	Financial Undertakings
C	Conditions Precedent
D	Bill Acceptance/Discount Facility - Terms and Conditions
E	Schedule
F	Debtor Finance Facility Agreement

VARIATION OF INTEREST RATES, MARGINS AND FEES

Unless specifically stated, interest rates, margins and fees may be varied by the Bank in the light of conditions, prevailing from time to time. Although we will endeavour to notify the Company of any change to fees as it occurs, if the Bank does not do so for any reason, this will not prevent the charging of the new or adjusted fee.

ACCEPTANCE

This offer remains available for acceptance until 30th July 2004 after which it will at the Bank’s option lapse.

Acceptance of these Facilities and all the terms and conditions of this letter of offer is required by way of a certified extract of resolution of directors of the Company. Upon receipt of this resolution the Bank will be entitled to drawn on your account for the Establishment Fees detailed within this document.

THE CODE OF BANKING PRACTICE

The Bank has adopted the Code of Banking Practice and relevant provisions of the Code apply to this Letter of Offer if the Borrower is a small business customer (as defined by the Code).  The Borrower can obtain from the Bank upon request:

(a)                        information on the Bank’s current interest rates and standard fees and charges relating to the Facilities as described in this Letter of Offer if any;

(b)                       general descriptive information concerning the Bank’s banking services including:

(i)                           for accounts with cheque access, general descriptive information about cheques;

(ii)                        account opening procedures;

(iii)                     the Bank’s obligations regarding the confidentiality of the Borrower’s information;

(iv)                    complaint handling procedures;

(v)                       bank cheques;

(vi)                    the advisability of the Borrower informing the Bank promptly when the Borrower is in financial difficulty;

(vii)                 the advisability of the Borrower reading the terms and conditions applying to each banking service the Bank provides to the Borrower;

(c)                        general descriptive information above:

(i)                           the identification requirements of the Financial Transactions Reports Act 1988;

(ii)                        the options available to the Borrower under the tax file number legislation; and

(d)                       a copy of the Code of Banking Practice.

GENERAL

Please note that the terms, conditions and pricing detailed in this letter have been provided for the sole use of the Borrower on the understanding that none of the material will be divulged to outside parties without the prior written consent of the Bank.

We trust that the Facilities meet Borrower’s current requirements.  If any matter needs clarification, please do not hesitate to contact me.

Yours faithfully

Graeme Johnson
Senior Relationship Manager

ANNEXURE A

GENERAL TERMS AND CONDITIONS

CONTENTS

1.	REPRESENTATIONS AND WARRANTIES
2.	GENERAL UNDERTAKINGS
3.	ACCOUNTS
4.	EVENTS OF DEFAULT
5.	POTENTIAL EVENTS OF DEFAULT
6.	OPEN TREASURY TRANSACTIONS
7.	NON-WAIVER
8.	CLASS ORDER
9.	COSTS AND EXPENSES
10.	PAYMENTS AND TAXES
11.	LATE PAYMENTS
12.	ILLEGALITY
13.	CHANGE IN CIRCUMSTANCE
14.	TRUSTS
15.	SET-OFF
16.	CHANGE OF OWNERSHIP
17.	APPOINTMENT OF CONSULTANTS
18.	BREAK COSTS
19.	HOLDING OVER
20.	ASSIGNMENT
21.	CONFIDENTIALITY
22.	INCONSISTENCY
23.	GOVERNING LAW AND JURISDICTION
24.	DEFINITIONS

1.         REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that as at the date of this letter of offer and at all times thereafter:

(a)                        (incorporation)  It is duly incorporated and validly existing under the laws of its place of incorporation;

(b)                       (power)  It has full power, authority and legal right to carry on its business as presently conducted;

(c)                        (information is accurate)  All financial accounts, reports and factual information furnished to the Bank at any time are true and accurate and not misleading in any material respect, and no material change has taken place in respect to any of them since the date they were presented to the Bank;

(d)                       (no default)   It is not in material default of any law or any agreement, security or instrument with the Bank or any other financial institution, and it is not in default in respect of any material monetary obligation contracted by or imposed upon it;

(e)                        (no litigation)   No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened against it;

(f)                          (solvency)   It is solvent;

(g)                       (no potential event of default)  No Potential Event of Default has occurred and is continuing;

(h)                       (no undisclosed trusts)  Except as disclosed to and agreed to by the Bank in writing, it is not trustee of any trust;

(i)                           (insurance)  It has taken out and kept in full force and effect insurance over all of its physical assets and its premises for such amounts and against such risks as a reasonably prudent person in the Borrower’s position would take out including, without limitation, terrorism insurance.

The Borrower also gives the above representations and warranties in respect of every guarantor and Security Provider.

These representations and warranties are deemed to be repeated with reference to the facts and circumstances then existing at each date of utilisation of any financial accommodation, rollover of any bills of exchange or notes, at the beginning of each new interest period and at the date of execution of each new document under which credit or financial accommodation is granted by the Bank.

2.                           GENERAL UNDERTAKINGS

The Borrower undertakes to the Bank that, except with the prior written consent of the Bank:

(a)                        (notify defaults)  It will promptly advise the Bank of any Event of Default or potential Event of Default;

(b)                       (insurance)  It will take out and keep in full force and effect the insurance policies referred to in sub-paragraph 1(i) above, and further:

(i)                          provide evidence to the Bank of the currency of all insurances on each annual review, or upon request by the Bank, whichever is the earlier, and promptly comply with any request to take out further insurance cover as the Bank may reasonably require to supplement the existing insurance policies of the Borrower; and

(ii)                       not do or omit to do, or suffer or permit to be done or not done, anything which may materially prejudice any insurance policy; and

(iii)                    not vary, rescind, terminate or cancel any insurance policy without the written consent of the Bank;

(c)                        (comply with laws)  It will comply with all applicable laws and pay all obligations that if unpaid might result in a lien or claim against any of the Borrower’s assets;

(d)                       (plant and machinery)  It will maintain its plant and machinery in a state of good repair, fair wear and tear excepted;

(e)                        (other financial accommodation)  It will not raise any financial accommodation from any other party, or give any security in relation to it;

(f)                          (disposal of assets)  It will not dispose of any assets having an aggregate value greater than $200,000 other than in its usual and ordinary course of business;

(g)                       (continue to stay in business)  It will not engage in any other business other than that in which it is presently operating;

(h)       (no merger or acquisition)  It will not merge with or acquire another company or entity;

(i)        (no disposal of subsidiaries)  It will not dispose of any of its subsidiaries;

(j)        (not give security)  It will not give any security over its assets;

(l)                           (asset purchase) It will not purchase assets that exceed a value of $250,000 without the prior written consent of the Bank.  This undertaking will not apply to capital expenditures;

(m)                     (dividends) It will not make any payments of dividends without the prior written consent of the Bank; and

(n)                       (related party debt) Any related party debt to be subordinated to the Bank and have no repayments or interest cost conditions while senior debt remains.

3.                           ACCOUNTS

The Borrower will prepare its financial accounts in accordance with generally accepted Accounting Standards.

The Borrower will deliver to the Bank:

(a)                        (annual accounts) within four months after the close of each financial year a copy of the annual report of the Borrower, and an audited consolidated balance sheet and consolidated profit and loss account of the Borrower for that financial year;

(b)                       (annual accounts) within four months after the close of each financial year a copy of the audited consolidated balance sheet and consolidated profit and loss account of Channell Pty Ltd. In addition the Borrower must also provide a management consolidation of the Borrower and Channell Pty Ltd, balance sheet and profit & loss.

(c)                        (management accounts) within 30 days after the close of each calendar quarter, management reports (which include integrated balance sheet, profit and loss statements and cash flow) are to be provided. Showing actuals to budgets with comments on any negative variance on Sales, Gross Profit, Operating Expenses and EBIT in excess of 10%. Any negative variance greater than 15% to constitute a right of review;

(d)                       (management accounts) within 30 days after the close of each calendar quarter Channell Pty Ltd is to provide management reports (which include integrated balance sheet, profit and loss statements). In addition the Borrower must also provide a management consolidation of the Borrower and Channell Pty Ltd, balance sheet and profit & loss.

(e)                        (forecast reports) revised annual forecasts, projected monthly incorporating an integrated balance sheet, profit and loss statements and cash flow with comments on assumptions are to be provided on or before the commencement of each financial year; and

(f)                          (other information) such other financial information as the Bank may reasonably require, within fourteen days after request.

4.                           EVENTS OF DEFAULT

If an Event of Default occurs, the Borrower will immediately notify the Bank.  The notice will contain full details of the Event of Default, and such further information as the Bank may require from the Borrower regarding the Event of Default.

If an Event of Default occurs, the Bank may, by written notice to the Borrower, terminate the Facilities and demand repayment of the Money Owing.

Event of Default means:

(a)                        (payment default) the Borrower fails to pay to the Bank any Money Owing from time to time due and payable to the Bank;

(b)                       (other defaults) the Borrower fails to perform and observe any other terms or conditions of the Documents;

(c)                        (representations and warranties) a representation or warranty given to the Bank in a Document or otherwise is incorrect or false in a material respect when made or deemed to be repeated;

(d)                       (other financial accommodation) the Borrower fails to duly perform or observe any of the terms and conditions of any other financial accommodation (whether provided by the Bank or any other person);

(e)                        (orders and judgments) an order for payment is made or judgment is entered or signed against the Borrower and is not satisfied within 14 days;

(f)                          (receivers) a receiver, manager, receiver and manager, liquidator, provisional liquidator or administrator is appointed in respect of the Borrower for the whole or any part of its undertaking, property or assets;

(g)                       (investigators) a person is appointed under legislation to investigate or manage any part of the affairs of the Borrower;

(h)                       (winding up) a ground for winding up or bankruptcy of the Borrower arises;

(i)                           (stop payment) the Borrower or any Security Provider stops payment generally or ceases or threatens to cease to carry on its business or the material part of its business;

(j)                           (meeting of creditors) the Borrower convenes a meeting of its creditors or proposes or enters into any arrangement or composition for the benefit of its creditors;

(k)                        (winding up resolution) a resolution is passed for the winding up of the Borrower, other than for the purpose of a reconstruction or amalgamation previously approved in writing by the Bank;

(l)                           (material adverse change) a change occurs in the financial condition or in the whole or a major part of the operations of the Borrower, which has had or could reasonably be expected to have a materially adverse effect on the ability of the Borrower to perform its obligations to the Bank;

(m)                     (other security providers) any of the above events occurs in relation to any person or Borrower who is a guarantor, or Security Provider in connection with the Facilities;

(n)                       (loss of security) anything occurs which in the Bank’s reasonable opinion terminates or reduces the enforceability of any part of the Security Documents.

5.         POTENTIAL EVENT OF DEFAULT

If a Potential Event of Default occurs, the Borrower will keep the Bank fully informed of all developments in resolving the matter.

If a Potential Event of Default occurs, the Bank retains the right to review the availability of the Facilities and to notify the Borrower of the outcome of the review.

6.         OPEN TREASURY TRANSACTIONS

If the Bank terminate the Facilities following the occurrence of an Event of Default, and if at that time there are any Treasury Transactions in existence between the Bank and the Borrower (Open Positions) then:

(a)                        the Bank may close out the Open Positions, by entering into opposite positions for the balance of the unexpired term, or by such other means as may be usual in the relevant market.  Any such close out shall be at market rates prevailing at the time;

(b)                       any costs incurred by the Bank in closing out Open Positions under paragraph (a) will be paid by the Borrower to the Bank upon demand by the Bank.  Any gain derived from the closing out of the Open Positions will be credited to the Borrower and set off against the Money Owing;

(c)                        the Bank will give to the Company reasonable particulars of the manner of close out of the Open Positions, and the basis of calculation of any amounts payable by or to the Borrower arising from that close out.

7.                           NON-WAIVER

The liabilities of the Borrower and the rights of the Bank are not affected by anything which might otherwise have that effect at law or in equity including, without limitation, one or more of the following (whether occurring with or without the consent of a person):

(a)                        any inaccuracy, insufficiency or forgery of or in any certificate or other instrument which purports to be made, issued or delivered under the Documents or under any letter of credit, Bank guarantee or other instrument issued under the Documents; or

(b)                       the Bank or another person granting time or other indulgence (with or without the imposition of an additional burden) to, compounding or compromising with or wholly or partially releasing the Borrower or another person in any way; or

(c)                        laches, acquiescence, delay, acts, omissions or mistakes on the part of the Bank or another person; or

(d)                       any variation or novation of a right of the Bank or another person, or alteration of a document, in respect of the Borrower or another person including, without limitation, an increase in the maximum liability of or other variation in connection with a letter of credit or guarantee; or

(e)                        the invalidity or unenforceability of an obligation or liability of a person other than the Borrower; or

(f)                          invalidity or irregularity in the execution of this agreement by the Borrower or any deficiency in the powers of the Borrower to enter into or observe its obligations under this letter of offer.

8.                           CLASS ORDER

If the Borrower applies for a Class Order, it will notify the Bank immediately in writing.  The Bank may review (and if considered appropriate, terminate) all or any of the Facilities made available to the Borrower.

In this paragraph a “Class Order” means an order made by the Australian Securities and Investments Commission pursuant to Part 2M.6 of the Corporations Act.

9.                           COSTS AND EXPENSES

The Borrower will pay to the Bank on demand all Taxes, costs and expenses of any nature incurred by the Bank in relation to the Documents and the Facilities, whether payable directly or indirectly.  These amounts are payable regardless of whether the Facilities are ever drawn down.

The Borrower will pay to the Bank all legal costs incurred in relation to the preparation, negotiation, execution, registration, administration and enforcement of the Documents (including the Bank’s solicitors’ fees on a solicitor and own client basis).

10.                    PAYMENTS AND TAXES

All payments due by the Borrower to the Bank must be made on the due date in immediately available funds.

If payment is due on a day on which the Bank is not open for business in the relevant State, then payment must be made on the next business day in that State.

Notwithstanding, and without limitation to, any other provision of this letter of offer:

(a)                        if GST is imposed on any supply made by the Bank under or in connection with this letter of offer or the facilities offered in this letter of offer, where any amount or consideration (“consideration”) payable or to be provided by or on behalf of the Borrower under or in connection with this letter of offer or the facilities offered in this letter of offer in relation to that supply is exclusive of GST (“GST-exclusive consideration”), the Bank may in addition to that GST-exclusive consideration, recover from the Borrower, or from a person acting on its behalf, an additional amount on account of GST, such additional amount to be calculated by multiplying the GST-exclusive consideration for the relevant supply by the prevailing GST rate. This sub-paragraph (a) does not apply to a supply for which the consideration is inclusive of GST; or

(b)                       where the Bank makes a supply under or in connection with this letter of offer or the facilities offered in this letter of offer which is not a taxable supply and the Bank is not entitled to an input tax credit (whether in whole or in part) in respect of the amount of any GST charged to or recovered from the Bank by any person, or payable by the Bank, or in respect of any amount which is recovered from the Bank by way of reimbursement of GST referable directly or indirectly to that supply, the Bank shall be entitled to increase any amount or consideration payable by the Borrower on account of such input tax and recover from the Borrower the amount of any such increase.

Any additional amount on account of GST, or on account of an amount for which the Bank is not entitled to an input tax credit, recoverable from the Borrower pursuant to sub-paragraph (a) or sub-paragraph (b) of this paragraph shall be calculated without any deduction or set-off of any other amount and is payable by the Borrower upon demand by the Bank whether such demand is by means of an invoice or otherwise.

In relation to any consideration payable or to be provided under or in connection with this letter of offer or the facilities offered in this letter of offer that is inclusive of GST (“the existing GST inclusive consideration”) in the event of an increase in the GST rate, the Bank may, subject to issuing a Tax Invoice or Adjustment Note, as appropriate, recover from the Borrower an additional amount on account of the increase in the GST rate. This additional amount is to be determined by converting the existing GST inclusive consideration to a GST exclusive amount (“value”) and multiplying it by the new prevailing GST rate and by subtracting from that result the previous GST component.

For the purposes of the above paragraph:

(i)                           the existing GST inclusive consideration is to be converted to the value by using the GST rate immediately prior to the new prevailing GST rate; and

(ii)                        the previous GST component is equal to the difference between the existing GST inclusive consideration and the value.

11.                    LATE PAYMENTS

If any amount is not paid to the Bank when due, it will accrue interest at the Default Rate until it is paid.  That interest will be calculated on daily balances and added to the debt monthly if not paid.  This paragraph does not relieve the Borrower of its obligation to make payments when due.

All payments must be made without set-off or counter-claim, and be free and clear of any withholding or deduction for taxes, levies, imposts or government charges of any kind unless prohibited by law.  If any deduction is required by Law, the Borrower will make the deduction, pay the Tax, and pay to the Bank further amount(s) sufficient to ensure that the Bank receives the same net amount as it would have received if no deduction had been made.

12.                    ILLEGALITY

If any change in Law makes it unlawful or impossible for the Bank to maintain or give effect to its obligations under the Documents, then the Bank shall promptly notify the Borrower.

The Bank and the Borrower will negotiate in good faith to restructure each affected Facility in a manner which resolves the problem.  If no agreement is reached within 30 (thirty) days after the Bank notified the Borrower, then the Borrower will repay to the Bank on demand so much of the Money Owing as relates to the affected Facility.

13.                    CHANGE IN CIRCUMSTANCE

This paragraph applies if any order of any court or any change in Law, or in the official interpretation or application of Law by any government authority:

(a)                        subjects the Bank to any Taxes or duties with respect to the Facilities or any part of them, or changes the basis of taxation of the Bank for payment under the Documents (except for taxes on the overall net income of the Bank); or

(b)                       imposes, modifies or deems applicable any reserve, capital, adequacy or liquidity adequacy requirements against any asset of, deposit with or for the account of or loans by the Bank; or

(c)                        imposes on the Bank any other condition with respect to the Documents or the obligations of the Bank under them, or if the Bank complies with any request from any applicable fiscal or monetary authority (whether or not having the force of law);

If the result of the above is to increase the cost to the Bank of making available or maintaining a Facility, or to reduce the amount receivable in respect of a Facility, or reduce any other amount due to the Bank in connection with a Facility by an amount which the Bank considers material, then:

I.                               the Bank will use its best efforts to notify the Borrower of that event; and

II.                           the Borrower and the Bank will negotiate in good faith to restructure each affected Facility in a manner which resolves the problem; and

III.                       if no agreement is reached within 30 days after the Bank notified the Borrower, the Borrower will pay to the Bank on demand, as additional interest or charges, an amount which will compensate the Bank for the additional costs, calculated from the date of that notification.

14.                    TRUSTS

The Borrower warrants to the Bank that it is not the trustee of any trust.

15.                    SET-OFF

If an Event of Default occurs, the Bank may at any time without notice to the Borrower combine, consolidate or merge all or any of the Borrower’s accounts, and may set off the whole or any part of the Money Owing against any credit balance in those accounts.

For that purpose, the Bank may redeem and/or appropriate all or any part of any account, deposit or other arrangement between the Bank and the Borrower under which the Bank may be indebted to the Borrower, even if the balance on any such account and the Money Owing are not expressed in the same currencies.  The Bank may make any currency conversion it considers necessary or desirable for this purpose.

16.                    CHANGE OF OWNERSHIP

No transfer of shares (or issue of shares) in that company may be made, without the Bank’s prior written consent.  That consent will not apply to a transfer or issue to any company which is a related corporation of the Company.

The Bank may review (and if considered appropriate terminate) all Facilities made available to the Borrower upon the occurrence of a change in shareholdings or an issue of shares referred to in this paragraph.

17.                    APPOINTMENT OF CONSULTANTS

The Bank may at any time appoint accounting, financial management and other consultants to examine the affairs of the Borrower and to make recommendations relating to the manner in which the Borrower carries on its business.  The Borrower will provide all assistance considered necessary or desirable by the consultant to enable the consultant to conduct a proper examination of the affairs of the Borrower.  This includes, without limitation, making the Borrower’s financial records available to the Consultant.  The Borrower shall pay the fees of the Consultant.

18.                    BREAK COSTS

The Borrower indemnifies the Bank against any loss, cost, charge, loss of profit or expense incurred by the Bank in connection with:

(a)                        the Borrower making a payment under any Document on a date which is not expressly contemplated in the Document, whether that payment is made as a result of demand by the Bank following an Event of Default or any other reason; and

(b)                       any financial accommodation provided by the Bank at a fixed rate being repaid in whole or in part during the period to which that fixed rate applies.

19.                    HOLDING OVER

If the Bank continues to make a Facility available to the Borrower after its Expiry Date, and this letter of offer has not been extended, amended or replaced, then the terms of this letter of offer will continue to apply to the Facility unless the Bank otherwise notifies the Borrower.  The previous sentence is not a waiver of any Event of Default, or a waiver of any of the Bank’s rights under this letter of offer.

20.                    ASSIGNMENT

The Bank may assign, novate, sub-participate or sell down by whatever form, all its rights under the Documents with the prior consent of the Borrower, which consent will not be unreasonably withheld or delayed.

The Borrower may not assign its rights or novate its obligation under the Documents.

21.                    CONFIDENTIALITY

The Bank and the Borrower will keep confidential the terms of the Facilities, the Documents, and any information which either of them may provide to the other.  This obligation does not prevent disclosure:

(a)                        if allowed or required by Law, or required by any stock exchange;

(b)                       in connection with legal proceedings relating to the Documents;

(c)                        if the information is generally and publicly available;

(d)                       to a subsidiary of the Bank, in which case this paragraph 21 will apply to the subsidiary.

22.                    INCONSISTENCY

                                      If any provision of this letter of offer is inconsistent with any provision of the Documents, this letter of offer will prevail.

23.                    GOVERNING LAW AND JURISDICTION

This letter of offer is governed by the Laws of New South Wales.  Each party submits to the jurisdiction of the Laws of that state, including appeal courts.

24.       DEFINITIONS

The following terms shall have the following meanings in this letter of offer:

Accounting Standards means the accounting standards prescribed under the Corporations Act, Chapter 2M to the Corporations Regulations and, where not inconsistent with those accounting standards and schedule, the accounting standards adopted from time to time by the major accounting bodies in Australia in respect of the preparation of accounts and financial statements.

Authorised Officer means:

(a)                        in the case of the Bank, a director, secretary or an officer whose title contains the word manager or a person performing the functions of any of them; and

(b)                       in the case of the Borrower or a Security Provider, a person appointed by the Borrower or that Security Provider to act as an Authorised Officer under the Documents to which it is a party and whose specimen signature as Authorised Officer has been provided to the Bank.

Base Lending Rate means the rate described as such or any rate replacing that rate as published from time to time by the Bank in the financial press and includes any rate adopted by the Bank to replace it.

Bill has the same meaning as in the Bills of Exchange Act 1909 (Cwlth) and a reference to the drawing or acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that act.

Bushman’s Group of Companies means Bushmans Group Pty Limited ABN 90 090 744 022, Polyrib Tanks Pty Limited ABN 49 062 942 661, Hold-On Industries Australia Pty Limited ABN 49 072 185 461 and Australian Bushman Tanks Pty Limited ABN 21 058 504 108.

Business Day means a day (not being a Saturday or a Sunday) on which the Bank is open for general banking business in Sydney.

Default Rate means 6.00% per annum above the Bank’s Base Lending Rate from time to time.

Documents means this letter of offer, the Security Documents and each security document (however described) including every guarantee, mortgage, charge, debenture, set-off agreement and other instrument, notice, form, agreement or encumbrance from time to time held by the Bank from the Borrower and any Security Provider.

Dollars, $ or A$ means the lawful currency of Australia.

Financial Assistance Satisfaction Date means the earlier of:

(a)                        the date on which all the requirements of sections 260A and 260B of the Corporations Act (including the 14 day notice period in section 260B(6)) have been complied with in connection with the financial assistance to be provided for the acquisition of the shares and issued capital of the Bushman’s Group of Companies; and

(b)                       25 days after the date of acceptance of this letter of offer by the Borrower.

Law means any law or regulation (including any policy, directive or guidelines, whether or not having the force of law, but compliance with which is in accordance with the practice of responsible bankers).

Money Owing means all money owing to the Bank by the Borrower on any account, and includes without limitation:

(a)                        all money lent or advanced by the Bank to the Borrower, in any currency, and which have not been repaid to the Bank;

(b)                       all money owing by the Borrower to the Bank in respect of any bills accepted and/or endorsed and/or discounted facility made available by the Bank, including the face value of all bills of exchange which are from time to time outstanding (although the maturity dates of such outstanding bills has not occurred);

(c)                        the aggregate amount of the Bank’s liability under any documentary letter of credit, standby letter of credit, performance bond or bank guarantee issued by the Bank on behalf of or at the request of the Borrower, although no payment under it shall have been made or demanded;

(d)                       the aggregate amount of money unpaid to the Bank in respect of any Treasury Transaction, in any currency;

(e)                        all interest, fees, charges and other money which the Borrower is required to pay to Bank under any Document, and which are from time to time owing or unpaid to the Bank; and

(f)                          Break Costs being any loss, cost, charge or expense incurred pursuant to paragraph 18 of this Annexure.

The term includes, without limitation, any money and amounts owing by the Borrower to the Bank which:

(a)                        are presently owing and payable, are owing but not presently payable or are owing upon a contingency;

(b)                       may become owing or remain unpaid or for which the Bank may become liable by reason wholly or partly of past events or by reason of anything done or omitted by the Bank or the Borrower;

(c)                        may reasonably, foreseeably become owing or remain unpaid on any account or in any manner whatsoever by reason of the relation of bank and customer or by operation of law or equity or otherwise by reason of anything done by the Bank with the consent or at the express or implied request of the Borrower.

Potential Event of Default means an event omission or circumstance which with the giving of notice and/or lapse of time and/or other condition would become an Event of Default.

Schedule means the schedule to this letter of offer set out as Annexure E.

Security Documents means the various documents described in the Schedule to this letter of offer.

Security Provider means each person who is party to any of the Security Documents but excluding the Bank and the Company.

Taxes or Tax means any tax, levy, impost, deduction, charge, withholding and duty imposed by any authority and includes without limitation any withholding tax, financial institutions duty, stamp duty, transaction duty and other government charges or any kind (including penalties) payable in respect of the Documents, or any payments, or transactions under them.  It does not include income tax on the Bank’s own income.

Treasury Transaction includes, without limitation, any interest rate or currency forward rate agreement, swap, financial option, futures contract, currency exchange agreement, reciprocal purchase agreement, swaption, floor, collar, cap and any similar type of interest rate or currency risk management or forward purchase or sale agreement, however described.

ANNEXURE B

FINANCIAL UNDERTAKINGS

1.         FINANCIAL RATIOS

The Borrower undertakes to the Bank to comply with the following financial undertakings unless the Bank otherwise consents in writing. The covenants (a), (b), (c) & (d) are to be calculated on the consolidated position of the Borrower and Channell Pty Ltd.:

(a)                        Debt to EBIT: Commencing December 2004 Gross debt (outstanding balance of Bank Bills and Debtor Finance but excluding subordinated and related party debt) is not to exceed four times EBIT, reducing to 3.50 times from September 2005. Calculations from September 2005 are to be based on a four quarter rolling average.;

(b)                       Capital Adequacy Ratio; Commencing June 2005 shareholder funds must remain greater than 45% of Total Assets (including goodwill). Ratio is to increase to 50% by June 2007.

(c)                        Debt Service Cover: Commencing June 2005 EBITDA must not at any time fall below a figure of 1.25 times the total amount of interest payments and scheduled repayments. To be calculated on a four quarter rolling average.

(d)                       Interest Cover Ratio: earnings before interest and tax (EBIT) divided into the total amount of interest payable by the Borrower must not at any time fall below a figure of 2.00 times for the September 2004 and December 2004 quarters, then increase to 2.5 times for March 2005 and June 2005 quarters. Subsequent calculations are to be based on a four quarter rolling average.

(e)                        Dividends: dividends are not to be declared or paid until senior debt is cleared.

(f)                          No change to equity structure without the Banks prior consent.

Financial Ratio’s are to be reviewed at each annual review.

2.                            The ratios in paragraph 1 will be determined on an annualised basis, based on the most recent accounts of the Borrower available at that time.

3.                           TERMS USED

In this Annexure any accounting or financial terminology will be interpreted in accordance with the Accounting Standards in respect of the accounts of the Borrower on a consolidated basis.

4.                           DEPARTURES FROM ACCOUNTING STANDARDS

If the Borrower wishes to depart from the Accounting Standards in preparing its accounts, the parties will consult with each other on the changes (if any) required to the undertakings in paragraph 1 to ensure that they remain consistent.

5.                           COMPLIANCE CERTIFICATE

The Borrower will also deliver to the Bank on a calendar quarterly basis a certificate as to compliance, with Financial Undertakings, giving reasonable particulars of any calculations.  The certificate will be signed by a director or chief financial officer of the Borrower.

ANNEXURE C

CONDITIONS PRECEDENT

The Bank is not obliged to make the Facilities available to the Borrower unless the Bank has received the following in form and substance acceptable to the Bank:

(a)                       (board minutes) a certified copy of:

(i)                           an extract of the minutes of a meeting of the board of directors of the Borrower which evidences the resolutions authorising the acceptance and observance of obligations under (and acknowledgment that the Borrower will benefit from) this letter of offer and the appointment of Authorised Officers of the Borrower; and

(ii)                        an extract of the minutes of a meeting of the board of directors of each Security Provider which evidences the resolution authorising the appointment of Authorised Officers of the Security Provider;

(b)                       (other authorisations) a certified copy of each authorisation necessary to enter into, observe obligations under and enforce the Documents;

(c)                        (power of attorney) the original of each power of attorney under which any person signs and delivers a Document for the Borrower or any Security Provider and, if required by the Bank, evidence of its stamping and registration;

(d)                       (specimen signatures) a certified specimen signature of each Authorised Officer of each Borrower and of every Security Provider;

(e)                        (signed Documents) each Document signed and delivered and, if required by the Bank, evidence of its stamping and registration;

(f)                          (solvency declaration) a statutory declaration that each Borrower is solvent, signed by a director of the Borrower;

(g)                       (securities) the Security Documents;

(h)                       (no Events of Default) evidence that no Event of Default or event which with the giving of notice, lapse of time or fulfilment of any conditions would be likely to become an Event of Default continues unremedied or would result from the provision of the proposed drawing;

(i)                           (other documents) the Bank has received the other approvals, opinions or documents which it has reasonably requested;

(j)                           (establishment fee) payment of the establishment fee, if any and however described;

(k)                        (other requirements) such other conditions precedent as the Bank may specify by notice to the Company;

(l)                           (payment of costs) evidence that all legal and other costs and expenses (including stamp duty and registration fees) incurred by the Bank in connection with the Facilities have been paid;

(m)                     (due diligence) Grant Thornton Due Diligence to be assigned to the National Australia Bank Ltd;

(n)                       (insurance) copy of all Insurance Policies;

(o)                       (employment contracts) written confirmation that employment contracts with key staff are still in effect; and

(p)                       (equity) written confirmation that Channell Commercial Corp Inc has contributed $15,000,000 as Paid Up Capital.

Conditions Precedent to the Debtor Finance Facility Agreement

Notwithstanding anything contained in the Agreement, it will not come into force until the following conditions have been fulfilled or waived by the Bank:-

1.          The Agreement and all security documents must be executed by all the appropriate parties and unconditionally delivered to the Bank, together with all other documents or other evidence the Bank may require to satisfy itself as to the due execution, full effectiveness and priority of the securities;

2.          A copy of your company’s and each incorporated guarantor’s Certificate of Incorporation and Memorandum and Articles of Association certified by two directors as being true, correct and up to date must be delivered to the Bank;

3.          If the trust provisions of the Agreement apply, all relevant instruments of trust and any other documents relating thereto certified as being true, correct and up to date must be delivered to the Bank;

4.          Any encumbrances that would in any way affect the priority of the securities intended by the Bank must be removed or discharged;

5.          At the Bank’s expense an officer of the Bank must have examined your accounts with the result being to the Bank’s total satisfaction.

6.          A copy of the most recent debtor validations completed by the company’s external auditors is the be provided to the Bank prior to the initial drawdown of the facility, and on a half yearly basis as completed by the company’s external auditors.

Other Conditions

•                  Field Examination to be conducted prior to the commencement of the facility, with the provision of the facility dependent upon the results of the examination being satisfactory to the Bank.

•                  Field Examinations to be conducted on a regular basis, with the frequency determined by the Bank, with specific reference to clause 13.3(g).

•                  In terms of clause  8.1(c) of the Debtor Finance Facility Agreement the Certificate of Debtors, and the Debtor Aged Trial Balance is to be provided to the Bank within 5 working days of previous month end

•                  In terms of clause 3.2 of the Debtor Finance Agreement all invoices exceeding $15,000 are to be supported by some additional evidence of actual or constructive delivery of goods or services, to the bank’s satisfaction.

•                  Financing against individual debtors account will be restricted to 15% of the total financed debtors ledger of $100,000 (whichever is the lesser) unless the Bank specifically approves amounts in excess of either of those two figures.

•                  Subject always to Clause 1.1(24) of the Agreement, the Bank shall on a weekly basis determine the Required Retention level of the Retention Reserve by bringing to account the retention percentage of all monies collected in that week from Customers with regard to Purchased Debts. This shall be in addition to the determination of the Required Retention Level that would normally occur after the receipt by the Bank of the month end Certificate of Debtors.

•                  The Bank will not purchase any contract-related debt, which includes retentions, progress claims or liquidated damages.

•                  All lending covenants currently in place for other facilities provided by the Bank (and as they may be amended from time to time) are also to apply to this facility.

•                  Inter-company accounts, foreign debtors, personal debtors and COD sales are not to be financed.

ANNEXURE D

BILL ACCEPTANCE/DISCOUNT FACILITY - TERMS

References to the Borrower in this Annexure are references to the company or companies specified as Participating Companies in respect of this Bill Facility in the letter of offer.

1.                           DRAWINGS

1.1                       Bills drawn by the Borrower under this Bill acceptance and/or discount facility will be accepted by the Bank in accordance with the Bank’s normal requirements and this letter of offer for the accommodation of the Borrower.  Subject to paragraph 2 below, the Bank will pay to the Borrower the discounted proceeds of the Bills less any money due and payable to the Bank by the Borrower.  The face value of all Bills so accepted by the Bank and outstanding will not exceed the limit of the Facility at any time.

1.2                       The Borrower must give the Bank not less than three Business Days’ written notice prior to the proposed discount date specifying the proposed date of drawdown/rollover, the aggregate face value of the Bills, the number of Bills and their tenor and must deliver to the Bank the Bills which the Borrower wishes the Bank to accept and discount.

1.3                       The Bank is not obliged to accept any Bill having a maturity date later than the Expiry Date of the Facility.

1.4                       Bills will be drawn by the Borrower on the Bank with face values, payable on such days to such persons and at such places in Australia as the Borrower and the Bank agree.  A Bill must not mature on a day which is not a Business Day.

1.5                       The Borrower and the Bank agree to observe the provisions of the Bills of Exchange Act (Cwlth) as to anything necessary to be done to ensure the validity of any Bills to be drawn or accepted under this Facility or to attract the benefit of any provision of that Act.

1.6                       Bills accepted by the Bank will be discounted by the Bank at the rate agreed between the Bank and the Borrower.  The proceeds will be paid to the Borrower’s account, or applied under paragraph 2.2 below.

1.7                       Each Bill accepted by the Bank under the Facility will be a Document for purposes of this letter of offer.

1.8                       The obligation of the Bank to accept Bills is subject to the Borrower’s compliance with all of its obligations under this letter of offer.

1.9                       Each Bill drawn by the Trustee and accepted by the Bank must bear an endorsement to the effect that the Bills are drawn by the Trustee in its capacity as trustee of the Trust and an express stipulation negativing the liability of the Trustee as drawer and signed by drawer “without recourse”.

1.10                 The Bank will issue to the Borrower an advice in relation to Bills drawn by the Borrower as soon as practicable after they are drawn.  This advice will include details of the discount or yield rate(s) applicable to those Bills.

2.                           REPLACEMENT BILLS

2.1                       The Bank will accept and discount replacement Bills tendered to it in accordance with paragraph 1 at least two days before the maturity of those Bills previously accepted and discounted pursuant to the letter of offer so that the maturing Bills will be funded in whole or in part by replacement Bills and in such circumstances the amount payable by the Bank to the Borrower in respect of the replacement Bills will be netted off to satisfy or partly satisfy the payment obligations of the Borrower in respect of the maturing Bills.

2.2                       As regards the replacement Bills and notwithstanding the provisions of paragraph 1.

(a)                       If the Borrower has not appointed the Bank as the attorney of the Borrower then the Borrower shall (except with the consent of the Bank) deliver such replacement Bills to the Bank at least two Business Days prior to the maturity date of the maturing Bills.

(b)                      If the Borrower has appointed the Bank as the attorney of the Borrower, then, subject to sub-paragraphs (c) and (d) below, on the maturity date of each Bill drawn and accepted under the Bill Facility, the Borrower is taken to have instructed the Bank to draw in the Borrower’s name Bills on the same terms as the maturing Bills, except that:-

(i)                           the replacement Bills will have a face value equal to the lower of the face value of the maturing Bills and the amount up to the available limit of the Bill Facility prevailing on the maturity date of the maturing Bills (after such Bills mature); and

(ii)                        the maturity date of the replacement Bills will be the date that occurs at the end of a period of the same length as the period between the date on which the maturing Bills were drawn and the maturity date of those maturing Bills.  However:

(A)                    if this means that the replacement Bills have a maturity date that is not a Business Day, then the replacement Bills will be drawn to have a maturity date that is the next Business Day after that day.  Any days that are added to such a period because the day at the end of the period is not a Business Day, will be disregarded for the purpose of calculating the next subsequent maturity date (for example, if a ninety day Bill would mature on a Saturday, then the maturity date for the purposes of this paragraph will be the next Business Day.  However, a replacement Bill subsequently drawn to replace that Bill will be for ninety days, again unless the maturity date for that Bill would not be a Business Day, in which case it will mature on the next Business Day); and

(B)                      if this means that the maturity date of the replacement Bills would occur after the expiry date of the Bill Facility, then paragraph (A) above does not apply and the maturity date for the replacement Bill will be:

•                                the expiry date of the Bill Facility, if the expiry date is a Business Day; or

•                                the last Business Day before the expiry date, if the expiry date is not a Business Day.

(c)                       If sub-paragraph (b) above applies, the Borrower may subsequently notify the Bank that it does not wish the procedure in sub-paragraph (b) to apply for a specified period or for the remainder of the term of the Bill Facility, by providing the Bank with a written notice to this effect in a form acceptable to the Bank.  If such notice is received by the Bank at least five Business Days prior to the maturity date of a maturing Bill, then sub-paragraph (b) above will not apply to the Bank that matures on that maturity date.

(d)                      If the Borrower gives or has given the Bank separate and specific instructions to draw and sign Bills on its behalf (as the attorney of the Borrower) on each relevant draw down date, then those instructions will prevail over the procedure contained in sub-paragraph (b).  If this paragraph applies, the Bank will not separately reconfirm these instructions with the Borrower on each draw down date.

2.3                       Where the Bank has agreed to accept a replacement Bill under paragraph 2.1, the obligation of the Borrower to pay to the Bank the face value of a maturing Bill on its maturity date may, at the discretion of the Bank, be satisfied by the Bank:

(a)                       debiting the face value of the maturing Bill to an internal suspense account of the Bank;

(b)                      accepting a replacement Bill;

(c)                       crediting the discounted proceeds of the replacement Bill to the nominated account of the Borrower; and

(d)                      debiting the nominated account of the Borrower with all fees, charges and premiums payable by the Borrower in respect of the replacement Bill.

2.4                       As an alternative to the procedure as set out in paragraph 2.3 above, the Bank may:-

(a)                       debit the face value of the maturing Bills to an internal suspense account of the Bank;

(b)                      accept the replacement Bill;

(c)                       credit the discounted proceeds of the replacement Bills in reduction of the debit created to the internal suspense account referred to in sub-paragraph (a);

(d)                      debit the nominated account of the Borrower for the amount of the remaining balance of the internal suspense account referred to in sub-paragraph (a); and

(e)                       debit all fees, charges and premiums payable by the Borrower in respect of the replacement Bills to the nominated account of the Borrower.

2.5                       The procedure outlined in paragraphs 2.3 and 2.4 shall be adopted for administrative convenience only and shall not prejudice the right of the Bank at any time to require the Borrower to pay to it the face value of any Bill on its maturity date.

3.                           INDEMNITY IN RESPECT OF BILLS

3.1                       The Borrower indemnifies the Bank against all liabilities of any kind whether actual or contingent which are incurred by the Bank in accepting, discounting, endorsing or becoming the payee or other holder of any Bill to which a Borrower is party.  Subject to paragraph 2.2, the Borrower will pay to the Bank in immediately available funds an amount equal to the face value of each Bill not later than 11 a.m. on the date of maturity of each Bill.

3.2                       The obligations and liabilities of the Borrower under this Facility and in relation to each Bill drawn and accepted shall continue notwithstanding that the Bank becomes the holder of a Bill in its own right on or after its maturity date.

3.3                       The Bank may pay any Bill on or after its maturity date without being under any obligation to enquire as to the title of the person presenting the same for payment.

3.4                       If the Borrower fails to pay to the Bank the face value of any Bill either on its maturity date or upon service of a notice of default pursuant to this letter of offer, the Bank may debit an account in the name of the Borrower (whether opened by the Bank or the Borrower) with the face value of each such Bill, and any costs, expenses and outgoings payable by the Borrower pursuant to this letter of offer.

4.                           BANK TO SIGN BILLS

4.1                       The Borrower appoints severally, each Authorised Officer of the Bank as its attorney and authorises:

(a)                       to sign as drawer and endorser and to deliver and issue for the Borrower each Bill to be drawn and endorsed by the Borrower under this agreement; and

(b)                      severally, each Authorised Officer of the Bank to complete Bills in accordance with the particulars specified in the relevant Drawdown Notice (including any agreed variation of it) and otherwise in accordance with this agreement in all respects in which they are incomplete (including, without limitation, the completion of the face value and tenor of the Bills) and to date them.

4.2                       The Borrower indemnifies the Bank and each Authorised Officer of the Bank against all liabilities incurred in acting under the authority given by paragraph 4.1.

5.         CHANGES TO THE TERMS AND CONDITIONS OF THE BILL FACILITY

5.1                       The Bank may vary the terms and conditions of the Facility at any time by giving the Borrower notice of the change.

5.2                       The Bank will give the Borrower written notice of the introduction of any new fee or charge.  The Bank will give the Borrower notice of other changes to the terms and conditions of this Facility, either by writing to the Borrower or by press advertisement.

5.3                       The Bank does not have to give the Borrower notice of the introduction of, or any change to, government fees and charges if the introduction or change is publicised by or on behalf of the government.

ANNEXURE “E”	SCHEDULE

GROUP MEMBERS:

Company Name	ACN	Registered office
Channell Bushman Pty Limited	109 821 614	Suite 3, 391 Park Road Regents Park NSW 2143
Bushmans Group Pty Limited	090 744 022	Suite 3, 391 Park Road Regents Park NSW 2143
Polyrib Tanks Pty Limited	062 942 661	Suite 3, 391 Park Road Regents Park NSW 2143
Hold-On Industries Australia Pty Limited	072 185 461	Suite 3, 391 Park Road Regents Park NSW 2143
Australian Bushman Tanks Pty Limited	058 504 108	Suite 3, 391 Park Road Regents Park NSW 2143

SPECIFIED ACCOUNTS:

Account Name	BSB	Account Number
Channell Bushman Pty Limited	082-057	57-189-3025
Bushmans Group Pty Limited	082-057	57-132-0868 57-185-8852
Polyrib Tanks Pty Limited	082-057
Hold-On Industries Australia Pty Limited	082-057
Australian Bushman Tanks Pty Limited	082-057

LEFT BLANK ON PURPOSE

SECURITIES:

The following Security Documents must be held in a form and substance satisfactory to the Bank prior to drawdown of the Facilities.

1.          First ranking registered charge given to the Bank by Channell Bushman Pty Limited ACN 109 821 614 over all its assets and undertakings both present and future including uncalled and called but unpaid capital.

2.          Guarantee and Indemnity on account of Channell Bushman Pty Limited ACN 109 821 614 for  $15,750,000 given to the Bank by:

(a)        Bushmans Group Pty Limited ABN 90 090 744 022 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital;

(b)        Polyrib Tanks Pty Limited ABN 49 062 942 661 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital;

(c)        Hold-On Industries Australia Pty Limited ABN 49 072 185 461 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital;

(d)        Australian Bushman Tanks Pty Limited ABN 21 058 504 108 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital;

(e)        Channell Pty Limited ABN 29 002 735 622 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital

3.          Debtor Finance Agreement on account of Bushmans Group Pty Limited ABN 90 090 744 022 secured by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital and a guarantee given to the Bank by:

(a)        Channell Bushman Pty Limited ACN 109 821 614 supported by a first ranking registered over all its assets and undertakings both present and future including uncalled and called but unpaid capital.

(b)        Polyrib Tanks Pty Limited ABN 49 062 942 661 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital;

(c)        Hold-On Industries Australia Pty Limited ABN 49 072 185 461 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital;

(d)        Australian Bushman Tanks Pty Limited ABN 21 058 504 108 supported by a first ranking registered charge over all its assets and undertakings both present and future including uncalled and called but unpaid capital;

LEFT BLANK ON PURPOSE